Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer

and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Year End Results

January 29, 2008. Chicopee Bancorp, Inc. (the “Company”) (Nasdaq: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three months and year ended December 31, 2007. The Company’s net income for the three months ended December 31, 2007 was $107,000 compared to $369,000 for the same period in 2006. The decrease in net income for the quarter is primarily due to an increase in salaries and employee benefits expense relating to expenses associated with the 2007 Equity Incentive Plan. For the year ended December 31, 2007, net income increased $4.1 million to $1.6 million with earnings per share of $0.24 as compared to a net loss of $2.5 million for the year ended December 31, 2006. The Company’s net loss for the year ended December 31, 2006 was a result of a charitable contribution of the Company’s common stock in the amount of $5.5 million to the Chicopee Savings Bank Charitable Foundation in connection with the Company’s public offering.

The Company’s assets increased by $13.4 million, or 3.0%, from $450.0 million at December 31, 2006 to $463.4 million at December 31, 2007, primarily as a result of an increase in loans of $10.9 million, short-term investments of $8.1 million as well as federal funds sold of $7.5 million. The loan growth was offset by maturities of securities held-to-maturity of $10.1 million. The increase in short-term investments and federal funds sold was primarily due to an increase in deposits of $13.4 million. Net loans increased to $379.9 million at December 31, 2007 from $369.0 million at December 31, 2006, with one-to-four family real estate loans increasing $10.3 million, or 7.2% and consumer loans increasing $2.1 million, or 8.5% which were partially offset by decreases in construction loans of $1.3 million or 3.2% and commercial loans of $533,000 or 1.2%.

Financial highlights include:

•

The investment portfolio decreased by $10.1 million, or 22.3%, to $35.2 million as of December 31, 2007 compared to $45.3 million at December 31, 2006, primarily due to maturities of held-to-maturity securities.

•

Total deposits were $325.0 million at December 31, 2007 compared to $311.6 million at December 31, 2006, an increase of $13.4 million or 4.3%. During the period certificates of deposit increased by $16.4 million, or 8.6%, and money market deposits increased by $1.5 million, or 4.3%, offset slightly by a decrease in demand deposit accounts of $1.9 million, or 6.6%, and NOW accounts of $1.7 million, or 10.5%. The growth in deposits was a result of aggressive deposit pricing.

•

The allowance for loan losses at December 31, 2007 was $3.1 million, or 0.80% of total loans, compared to $2.9 million, or 0.78% of total loans as of December 31, 2006. Nonperforming loans at December 31, 2007 were $1.0 million, or 0.26% of total loans, decreasing $697,000 from $1.7 million, or 0.46% of total loans as of December 31, 2006.

•

The provision for loan losses was $9,000 for the three months ended December 31, 2007 compared to $105,000 for the same period in 2006. For the year ended December 31, 2007, the provision for loan losses decreased to $223,000 from $440,000 for the year ended December 31, 2006. The decrease in the provision for loan losses during both periods was due in part to the decrease in construction loans as well as commercial loans and higher asset quality.

•

During the quarter ended December 31, 2007, the net interest margin decreased to 3.32%, as compared to 3.45% for the fourth quarter of 2006. The decrease of 13 basis points was primarily due to an increase in the cost of funds of 23 basis points partially offset by the increase in assets yield of 10 basis points. For the year ended December 31, 2007, net interest margin was 3.35% compared to 3.49% for the year ended December 31, 2006, a decrease of 14 basis points due to the cost of funds increasing faster than the yield on assets.

•

Non-interest income was $633,000 for the quarter ended December 31, 2007 compared to $335,000 for the quarter ended December 31, 2006. The increase during the period was primarily attributable to an increase in income from service charges, fees and commissions of $171,000 as well as the gain of $121,000 from the sale of available-for-sale securities. For the year ended December 31, 2007, non-interest income was $2.7 million, an increase of $1.1 million or 66.8%, compared to $1.6 million for the same period in 2006. The increase for the year ended December 31, 2007 was primarily due to an increase of $810,000 in gain on sales of available-for-sale securities and an increase of $404,000 in service charges, fees and commissions. The increase was partially offset by a decrease in loan sales and servicing. The increase in income from service charges, fees and commissions for both periods was related to increased deposit account transaction fees and investment services commissions.

•

Non-interest expense for the three months ended December 31, 2007 was $3.8 million compared to $3.3 million for the same periods in 2006. The increase of $488,000 was primarily due to the increase in salaries and employee benefit expense of $537,000 attributable to additional staffing needs to support the requirements of a public company and increased benefit costs associated with the Bank’s Employee Stock Ownership Plan and the Company’s Equity Incentive Plan. This increase was partially offset by a decrease in other non-interest expenses of $78,000 for the three months ended December 31, 2007. Non-interest expense for the year ended December 31, 2007 was $14.2 million, a decrease of $3.7 million from $17.9 million for the same period in 2006 primarily due to the establishment and funding of the Chicopee Savings Bank Charitable Foundation with 551,064 shares of the Company’s common stock resulting in a charitable contribution expense of $5.5 million during the third quarter of 2006. This was partially offset by an increase in salaries and employee benefit expense of $1.6 million for the year ended December 31, 2007 attributable to additional staffing needs to support the requirements of a public company and increased benefit costs associated with the Bank’s Employee Stock Ownership Plan and the Company’s Equity Incentive Plan.

•

Income tax expense for the three months and year ended December 31, 2007 was $305,000 and $1.0 million compared to $160,000 and a tax benefit of $577,000, respectively, for the same periods in 2006. The increase in income tax expense for the three months ended December 31, 2007 is primarily due to the increase of $200,000 in the deferred tax valuation allowance relating to our contribution to the Chicopee Savings Bank Charitable Foundation as part of our stock offering. Based on the narrowing of our net interest margin and current market conditions, management has increased the valuation allowance against the deferred tax benefit to $1.0 million as of December 31, 2007, reducing our charitable contribution carryforward to an amount we estimate can be fully utilized. The increase in income tax expense for the year ended December 31, 2007 is mainly attributable to the tax benefit received from the Company’s common stock contribution in the amount of $5.5 million to the charitable foundation during the third quarter of 2006.

•

Total stockholders’ equity at December 31, 2007 was $104.3 million, a decrease of $4.1 million, or 3.8% from December 31, 2006, resulting mainly from the purchase of 297,574 shares of the Company’s common stock to fund the trust which will be used to fund restricted stock awards under the Company’s 2007 Equity Incentive Plan, at a cost of $4.4 million as well as the purchase of 155,000 shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $2.1 million, partially offset by net income for the period.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its six branch offices located in Chicopee, Ludlow and West Springfield in Western Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets

Cash and due from banks	$5,226	$8,816
Short-term investments	9,229	1,132
Federal funds sold	9,066	1,580

Total cash and cash equivalents	23,521	11,528

Securities available-for-sale, at fair value	7,864	7,861
Securities held-to-maturity, at cost (fair value $27,069 and $37,099 at December 31, 2007 and December 31, 2006, respectively)	27,324	37,411
Federal Home Loan Bank stock, at cost	1,583	1,574
Loans, net of allowance for loan losses ($3,076 at December 31, 2007 and $2,908 at December 31, 2006)	379,868	368,968
Cash surrender value of life insurance	11,675	11,200
Premises and equipment, net	7,033	7,003
Accrued interest and dividend receivable	1,752	1,901
Deferred income tax asset	1,911	1,538
Other assets	925	1,061

Total assets	$463,456	$450,045

Liabilities and Stockholders' Equity

Deposits
Non-interest-bearing	$27,167	$29,088
Interest-bearing	297,804	282,483

Total deposits	324,971	311,571

Securities sold under agreements to repurchase	14,179	12,712
Advances from Federal Home Loan Bank	17,774	15,256
Mortgagors' escrow accounts	1,103	997
Accrued expenses and other liabilities	1,130	1,063

Total liabilities	359,157	341,599

Commitments and contingencies

Stockholders' Equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at December 31, 2007 and December 31, 2006)	72,479	72,479
Treasury stock, at cost (155,000 shares at December 31, 2007 and no shares at December 31, 2006)	(2,108)	—
Additional paid-in-capital	573	144
Unearned compensation (Management Reward Program)	(3,940)	—
Unearned compensation (Employee Stock Ownership Plan)	(5,356)	(5,654)
Retained earnings	42,417	40,817
Accumulated other comprehensive income	234	660

Total stockholders' equity	104,299	108,446

Total liabilities and stockholders' equity	$463,456	$450,045

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Interest and dividend income:
Loans, including fees	$5,952	$5,512	$23,493	$20,219
Interest and dividends on securities	436	524	1,911	1,805
Other interest-earning assets	168	196	701	735

Total interest and dividend income	6,556	6,232	26,105	22,759

Interest expense:
Deposits	2,737	2,388	10,867	7,888
Securities sold under agreements to repurchase	103	84	345	280
Other borrowed funds	141	162	571	1,039

Total interest expense	2,981	2,634	11,783	9,207

Net interest income	3,575	3,598	14,322	13,552
Provision for loan losses	9	105	223	440

Net interest income, after provision for loan losses	3,566	3,493	14,099	13,112

Non-interest income:
Service charges, fees and commissions	514	343	1,893	1,489
Loan sales and servicing	(2)	(2)	(7)	117
Net gain on sales of securities available-for-sale	121	(6)	835	25

Total non-interest income	633	335	2,721	1,631

Non-interest expenses:
Salaries and employee benefits	2,343	1,806	8,388	6,792
Occupancy expenses	238	258	1,015	1,065
Furniture and equipment	268	274	976	946
Data processing	193	173	746	700
Stationery, supplies and postage	100	65	356	302
Charitable foundation contributions	—	—	—	5,511
Other non-interest expense	645	723	2,721	2,538

Total non-interest expenses	3,787	3,299	14,202	17,854

Income (loss) before income taxes	412	529	2,618	(3,111)
Income tax expense (benefit)	305	160	1,018	(577)

Net income (loss)	$107	$369	$1,600	($2,534)

Earnings per share:
Basic	$0.02	$0.05	$0.24	($0.37)
Diluted	$0.02	$0.05	$0.24	($0.37)

Weighted average shares outstanding since initial public offering:
Basic	6,517,246	6,873,976	6,583,063	6,873,976
Diluted	6,520,250	6,873,976	6,588,205	6,873,976

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Performance Ratios:

Return of Average Assets	0.09%	0.33%	0.35%	-0.61%
Return of Average Equity	0.40%	1.36%	1.48%	-3.57%
Interest Rate Spread	2.41%	2.54%	2.45%	2.89%
Net Interest Margin	3.32%	3.45%	3.35%	3.49%
Non-Interest Expense to Average Assets	3.28%	2.96%	3.10%	2.96	%(1)
Efficiency Ratio	90.00%	83.88%	83.33%	81.29	%(1)
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	133.26%	135.94%	133.14%	125.29%
Average Equity to Average Assets	23.06%	24.40%	23.60%	17.02%

			At December 31, 2007	At December 31, 2006
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans			0.80%	0.78%
Allowance for loan losses as a percent of total nonperforming loans			303.35%	169.96%
Net charge-offs to average outstanding loans during the period			0.01%	0.04%
Nonperforming loans as a percent of total loans			0.26%	0.46%

Other Data:

Number of Offices			7	7

(1)	Efficiency Ratio includes total non-interest expenses (less the one time charitable contribution expenses of $5.5 million) divided by the sum of net interest income plus total non-interest income.